SCHEDULE 14A
                                  (Rule 14a-101)
                      INFORMATION REQUIRED IN PROXY STATEMENT
                             SCHEDULE 14A INFORMATION
            Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. ___)
    Filed by the registrant [X]
    Filed by a party other than the registrant [ ]
    Check the appropriate box:
    [X] Preliminary proxy statement
    [ ] Definitive proxy statement
    [ ] Definitive additional materials
    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                                THE TRAVELERS INC.
                 (Name of Registrant as Specified in Its Charter)
                                        N/A
                    (Name of Person(s) Filing Proxy Statement)
  Payment of filing fee (Check the appropriate box):
    [X] $125 Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule
        14a-6(i)(3).
    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1)  Title of each class of securities to which transaction applies:
  _____________________________________________________________________________


       (2)  Aggregate number of securities to which transaction applies:
  _____________________________________________________________________________


       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1
  _____________________________________________________________________________


       (4)  Proposed maximum aggregate value of transaction:
  _____________________________________________________________________________


       [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
       (1)  Amount previously paid:
  _____________________________________________________________________________


       (2)  Form, schedule or registration statement no.:
  _____________________________________________________________________________


       (3)  Filing party:
  _____________________________________________________________________________


       (4)  Date filed:
  _____________________________________________________________________________





  --------------------
        1
         Set forth the amount on which the filing fee is calculated and state how it was determined.

                                                                PRELIMINARY COPY






                                                      March    , 1995
                                                            ---







  Dear Stockholder:

       You are cordially invited to attend the Annual Meeting of Stockholders of The Travelers Inc. on Wednesday, April 26, 1995. The meeting will be held at Carnegie Hall, 881 Seventh Avenue, New York, New York, at 10:00 a.m. local time. The entrance to Carnegie Hall is on 57th Street just east of Seventh Avenue.

       At this meeting of stockholders, we will be voting on a number of matters. Please take the time to read carefully each of the proposals for stockholder action described in the proxy materials.

       Thank you for your continued support of our Company.


                                          Sincerely,




                                          Sanford I. Weill
                                          Chairman of the Board
                                          and Chief Executive Officer

                                THE TRAVELERS INC.

                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

       The Annual Meeting of Stockholders of The Travelers Inc. (the "Company") will be held at Carnegie Hall, 881 Seventh Avenue, New York, New York, on Wednesday, April 26, 1995 at 10:00 a.m. local time, for the following purposes:

       ITEM 1. To elect to the Board for a three-year term one class of directors, consisting of five directors;

       ITEM 2. To consider and vote upon the proposal to amend the Certificate of Incorporation of The Travelers Inc. to change the corporate name to Travelers Group Inc.;

       ITEM 3. To ratify the selection of the Company's independent auditors for 1995;

       ITEM 4. To vote on a proposal submitted by a stockholder which proposal is opposed by the Board of Directors;

  and to transact such other business as may properly come before the Annual Meeting.

       The Board of Directors has set the close of business on March 10, 1995 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting is maintained at the Company's headquarters, 65 East 55th Street, New York, New York.

       All stockholders are cordially invited to attend the Annual Meeting.

                                     By Order of the Board of Directors



                                     Charles O. Prince, III
                                     Secretary

  March    , 1995
        ---


  IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE SIGNED, DATED AND PROMPTLY RETURNED IN THE ENCLOSED ENVELOPE, SO THAT YOUR SHARES WILL BE REPRESENTED WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                                                           PRELIMINARY COPY
                                  THE TRAVELERS INC.
                                 65 East 55th Street
                               New York, New York 10022



                                  __________________

                                    PROXY STATEMENT
                                  __________________



                            ANNUAL MEETING OF STOCKHOLDERS


               This Proxy Statement is being furnished to stockholders of The Travelers Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at Carnegie Hall, 881 Seventh Avenue, New York, New York, on Wednesday, April 26, 1995, at 10:00 a.m. local time, and at any adjournments or postponements of such meeting. This Proxy Statement and the accompanying proxy card are being mailed beginning on or about March 31, 1995, to stockholders of the Company on March 10, 1995, the record date for the Annual Meeting (the "Record Date"). Employees of the Company who are participants in one or more of the Company's benefit plans may receive this Proxy Statement and their proxy cards separately. The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1994, will be delivered prior to or concurrently with the mailing of the proxy material.

               Stockholders of the Company are cordially invited to attend the Annual Meeting. Whether or not you expect to attend, it is important that you complete the enclosed proxy card, and sign, date and return it as promptly as possible in the envelope enclosed for that purpose. You have the right to revoke your proxy at any time prior to its use by filing a written notice of revocation with the Secretary of the Company prior to the convening of the Annual Meeting, or by presenting another proxy card with a later date. If you attend the Annual Meeting and desire to vote in person, you may request that your previously submitted proxy card not be used.

               As a result of prior transactions including the payment of stock dividends in 1993 and the merger with The Travelers Corporation ("old Travelers"), certain of the Company's records, including but not limited to those relating to stock option grants and deferred directors' shares, include fractional share amounts. The Company cannot issue fractional share interests, however, and accordingly fractional share amounts have been deleted from the numbers reported in this proxy statement.


          VOTING RIGHTS

               As of the Record Date, the outstanding stock of the Company entitled to receive notice of and to vote at the Annual Meeting
          consisted of                shares of the Company's Common Stock,
                       --------------
          $.01 par value per share (the "Common Stock"), and 4,406,431 shares of $4.53 ESOP Convertible Preferred Stock, Series C, par value $1.00 per share (the "Series C Preferred Stock"). The Series C Preferred Stock was issued in exchange for the Series A Preference Stock of old Travelers following the merger of old Travelers with and into the Company (the

          "Travelers Merger") effective December 31, 1993. Each share of Common Stock is entitled to one vote on each matter that is voted on at the Annual Meeting and each share of Series C Preferred Stock is entitled to 1.3 votes on each matter that is voted on at the Annual Meeting. The Common Stock and the Series C Preferred Stock will vote together as a single class on all matters scheduled to be voted on at the Annual Meeting. Neither such class is entitled to cumulative voting.

               The Company's other series of preferred stock, $1.00 par value, including the 8.125% Cumulative Preferred Stock, Series A, the 5.50% Convertible Preferred Stock, Series B, and the 9.25% Preferred Stock, Series D, have no right to vote on any of the matters that are scheduled to be voted on at the Annual Meeting.


          SECURITY OWNERSHIP OF CERTAIN BENFICIAL OWNERS

               To the best knowledge of the Company, as of the Record Date no person "beneficially owned" (as that term is defined by the Securities and Exchange Commission (the "SEC")) more than 5% of the Common Stock outstanding and entitled to vote at the Annual Meeting except:

                                                       Shares of
                                                     Common Stock   Percentage
                                                     Beneficially       of
                                                 1            1            2
            Name and Address of Beneficial Owner        Owned        Class
            -------------------------------------       -----        -----

           AXA Assurances I.A.R.D. Mutuelle           18,684,143     [5.8%]
           AXA Assurances Vie Mutuelle
           Alpha Assurances I.A.R.D. Mutuelle
           Alpha Assurances Vie Mutuelle
           Uni Europe Assurance Vie Mutuelle
           AXA
           The Equitable Companies Incorporated
               The Equitable Companies Incorporated
                787 Seventh Avenue
                New York, New York  10019


           FMR Corp.                                 22,952,069       [7.15%]
                82 Devonshire Street
                Boston, Massachusetts  02109

          -------------------
          1. Based on Schedules 13G filed with the Securities and Exchange Commission by such beneficial owners in February 1995.

          2. Calculated on the basis of the number of shares of Common Stock outstanding and entitled to vote at the Annual Meeting as of the Record Date.

               All of the Series C Preferred Stock is held of record by Dory & Co., the nominee of Shawmut Bank Connecticut, National Association, 777 Main Street, Hartford, Connecticut 06115, as trustee (the "ESOP Trustee") acting on behalf of the employee stock ownership feature of The Travelers Savings, Investment and Stock Ownership Plan (the "TESIP Plan"), which was assumed by the Company in connection with the Travelers Merger and is currently continuing in place. As of the Record Date, the shares of Series C Preferred Stock were beneficially held by approximately [22,000] holders through their participation in the TESIP Plan.

          QUORUM; VOTING PROCEDURES

               The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of

          Common Stock and Series C Preferred Stock outstanding and entitled to vote shall constitute a quorum. Pursuant to applicable Delaware law, and subject to the voting of Series C Preferred Stock by the ESOP Trustee, described below, only votes cast "for" a matter constitute affirmative votes. Votes "withheld" or abstaining from voting are counted for quorum purposes, but since they are not cast "for" a particular matter, they will have the same effect as negative votes or votes "against" a particular matter. The votes required with respect to the items set forth in the Notice of Annual Meeting of Stockholders are set forth in the discussion of each item herein.

               Unless contrary instructions are indicated on the proxy card, all shares of Common Stock represented by valid proxies will be voted FOR items one, two and three and AGAINST item four listed on the proxy card and described below, and will be voted in the discretion of the proxies in respect of such other business, if any, as may properly be brought before the Annual Meeting. As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting other than those matters referred to herein. If you give specific voting instructions by checking the boxes on the proxy card, your shares of Common Stock will be voted in accordance with such instructions.

               The ESOP Trustee, as the record holder of the Series C Preferred Stock, will vote shares of Series C Preferred Stock that have been allocated to TESIP Plan participants' accounts in accordance with instructions received from such participants. Shares of Series C Preferred Stock as to which no instructions are received and shares that have not been allocated to the accounts of participants in the TESIP Plan will be voted by the ESOP Trustee in the same proportion as votes in respect of allocated shares as to which participants in the TESIP Plan have given instructions.


                            SECURITY OWNERSHIP OF MANAGEMENT

               The following table sets forth, as of the Record Date, the Common Stock and Series C Preferred Stock ownership of each director and certain executive officers of the Company. As of the Record Date, the directors and the executive officers of the Company as a group (25 persons) beneficially owned
                                                             -------------
          shares of Common Stock and            shares of Series C Preferred
                                     ----------
          Stock (or approximately        % of the total voting power of the
                                  -------
          Common Stock and Series C Preferred Stock outstanding and entitled to vote at the Annual Meeting), including an aggregate of
                                                                    ---------
          shares of Common Stock that such persons may acquire pursuant to options exercisable within 60 days of the Record Date. As of the Record Date, all current and former employees as a group, including the executive officers of the Company, beneficially owned or had acquired through employee stock incentive or purchase plans an
          aggregate of approximately       million shares of Common Stock and
                                     -----
          beneficially owned all of the                 shares of Series C
                                        ---------------
          Preferred Stock, which amount of Common Stock includes an aggregate
          of                 shares of Common Stock that such persons may
             ---------------
          acquire pursuant to options exercisable within 60 days of the
          Record Date.  Had such       million shares of Common Stock been
                                 -----
          held of record on the Record Date, such shares of Common Stock and
          Series C Preferred Stock would have represented approximately     %
                                                                        ----
          of the total voting power of the shares of Common Stock and Series C Preferred Stock then outstanding and eligible to vote. These amounts are based upon the Company's records of beneficial ownership by its current officers and ownership by all employees under The Travelers Inc. Stock Option Plan (the "Option Plan"), The Travelers Inc. 401(k) Savings Plan (the "Savings Plan"), The Travelers Inc. Capital Accumulation Plan (the "CAP Plan"), The Travelers Inc. Employee Incentive Plan and The Travelers Inc. Employee Discount Stock Purchase Plan. These amounts also include beneficial ownership by employees and executive officers under The Travelers Corporation 1988 Stock Incentive Plan, The Travelers Corporation 1982 Stock Option Plan and the TESIP Plan, which plans were assumed by the Company in connection with the Travelers Merger, and the Primerica Corporation Long-Term Incentive Plan, which was assumed by the Company in connection with the merger with Primerica Corporation in 1988. The actual ownership by employees is not determinable by the Company since employees may own shares of Common Stock in street name.

               As of the Record Date, no individual director or executive officer beneficially owned one percent or more of the Common Stock outstanding and entitled to vote at the Annual Meeting, except Mr. Weill who beneficially owned
                                                           --------------
           shares (     %) of Common Stock,  including                 shares
                   -----                               ---------------
          that he had the right to acquire pursuant to options exercisable within 60 days of the Record Date. As of the Record Date, no individual director or executive officer beneficially owned one percent or more of the Series C Preferred Stock, and no director or executive officer beneficially owned any shares of any other series of the Company's preferred stock. Except as otherwise expressly stated in the footnotes to the following table, beneficial ownership of shares means that the beneficial owner thereof has sole voting and investment power over such shares.

                                                           Amount and Nature of Beneficial Ownership
                                             ----------------------------------------------------------------
                                                 Common Stock    Stock Options       Total
                                                 Beneficially     Exercisable       Common
                                                    Owned          Within 60         Stock
                                                  Excluding         Days of       Beneficially
                                                   Options        Record Date        Owned 1
          Name/Title                               --------       -----------        -----
          ----------
          C. Michael Armstrong                         6,875               2         6,875
            Director

          Kenneth J. Bialkin                         148,919                       148,919
            Director                                                       2

          Edward H. Budd 3                           153,216         207,851       361,067
            Director

          Joseph A. Califano, Jr. 4                   29,265               2        29,265
            Director

          Douglas D. Danforth                         36,005               2        36,005
            Director

          Robert F. Daniell                            6,246               2         6,246
            Director

          James Dimon                                470,973         227,076       663,314
            Director and Executive Officer

          Leslie B. Disharoon                         76,319               2        76,319
            Director

          Gerald R. Ford                              21,617               2        21,617
            Director

          Robert F. Greenhill                      1,616,477         266,666     1,883,143
            Director and Executive Officer

          Ann Dibble Jordan                            2,948               2         2,948
            Director

          Robert I. Lipp 5                           412,161         124,601       536,718
            Director and Executive Officer

          Dudley C. Mecum 6                           39,230               2        39,230
            Director

          Andrall E. Pearson                          29,479               2        29,479
            Director


         (Table continued)

          Frank J. Tasco                               8,795               2         8,795
            Director

          Linda Wachner                                7,295               2         7,295
            Director

          Sanford I. Weill 7                       3,811,676       1,546,150     5,357,559
            Director and Chief Executive
          Officer

          Joseph R. Wright, Jr.                       22,267               2        22,267
            Director

          Arthur Zankel 8                             90,991               2        90,991
            Director

          All Directors and Executive              7,093,804       2,533,447     9,901,984
          Officers
            as a group (25 persons) 9


          -------------------
          1. This information includes, as of the Record Date, the following shares which are also deemed "beneficially owned": (i) the following number of shares of Common Stock granted in payment of directors' fees to nonemployee directors under the Company's plan, but receipt of which is deferred: Mr. Armstrong, 2,227; Mr. Bialkin, 28,919; Mr. Budd, 3,268; Mr. Califano, 19,829; Mr. Danforth, 24,983; Mr. Disharoon, 28,919; Mr. Mecum, 28,919; Mr. Pearson, 28,919; Mr. Tasco, 6,795; and Mr. Wright, 14,867; (ii) the following number of shares of Common Stock issued in exchange for shares of old Travelers common stock held under the old Travelers Deferred Compensation Plan for Non-employee Directors, receipt of which is deferred: Mr. Armstrong, 3,787; Mr. Lipp, 674; and Mr. Weill, 907; (iii) the following number of shares of Common Stock held (as of January 31, 1995, unless otherwise noted) under the Savings Plan of the Company or its subsidiaries, as to which the holder has voting power but not dispositive power: Mr. Dimon, 2,674; Mr. Lipp, 4,438; and Mr. Weill, 4,870;
               (iv) the following number of shares of Common Stock under the savings and investment feature of the TESIP Plan: Mr. Budd, 3,069; and (v) the following number of shares of Common Stock awarded pursuant to the CAP Plan, and in the case of Mr. Greenhill under his employment contract, as to which the holder may direct the vote but which remain subject to forfeiture and restrictions on disposition: Mr. Dimon, 39,945; Mr. Lipp, 41,747; Mr. Weill, 84,863; and Mr. Greenhill, 528,323.

          2. Nonemployee directors are not eligible to receive stock option grants under the Company's plans.

          3. Includes 703 shares of Common Stock held by Mr. Budd's wife, as to which Mr. Budd disclaims beneficial ownership. Mr. Budd also owns 1,163 shares of Series C Preferred Stock awarded under the TESIP Plan. The TESIP Plan was assumed by the Company in connection with the Travelers Merger. The TESIP Plan includes a tax-deferred savings and investment feature (similar to the Savings Plan) that permits investment in the Company's Common Stock. In addition, the employer match feature of the TESIP Plan is currently made in the form of Series C Preferred Stock, held of record by the ESOP Trustee, and convertible into one share of the Company's Common Stock for each $66.21 of stated value of the Series C Preferred Stock. Accordingly, the number of shares of Series C Preferred Stock set forth in this table (as of February 28, 1995) may (by virtue of such currently exercisable conversion right) be deemed to represent beneficial
               ownership of an aggregate of approximately          shares of
                                                         ----------
               Common Stock. Mr. Budd is the only director or Executive Officer who owns shares of Series C Preferred Stock.

          4. Includes 800 shares of Common Stock owned by Mr. Califano's wife and 120 shares held by Mr. Califano as custodian, as to which Mr. Califano disclaims beneficial ownership.

          5. Includes 10,000 shares of Common Stock held by Mr. Lipp's children, as to which Mr. Lipp disclaims beneficial ownership.

          6. Includes 711 shares of Common Stock owned by Mr. Mecum's wife, as to which Mr. Mecum disclaims beneficial ownership.

          7. Includes 100 shares of Common Stock owned by Mr. Weill's wife, as to which Mr. Weill disclaims beneficial ownership.

          7. Includes 3,000 shares of Common Stock owned by Mr. Zankel's wife and 1,200 shares held by a trust of which Mr. Zankel is a trustee, as to which Mr. Zankel disclaims beneficial ownership.

          9.   This information also includes as "beneficially owned" (i) an
               aggregate of                  shares of Common Stock and 1,163
                            ----------------
               shares of Series C Preferred Stock held under the Savings Plan of the Company or under the TESIP Plan, as to which the holder has voting power but not dispositive power, and (ii) an aggregate
               of                    shares of Common Stock awarded under the
                 -------------------
               CAP Plan, as to which the holder may direct the vote but which remain subject to forfeiture and restrictions on disposition.


                                 --------------------

               Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange (the "NYSE"), and to furnish the Company with copies of all such forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during the year ended December 31, 1994, each of its officers, directors and greater than ten percent stockholders complied with all such applicable filing requirements.

                                       ITEM 1:

                                ELECTION OF DIRECTORS

               The Board of Directors of the Company is classified into three classes. The five directors serving in Class I have terms expiring at the Annual Meeting. The Class I directors currently serving on the Board, Messrs. Budd, Califano, Dimon and Tasco and Ms. Jordan, have been nominated by the Board of Directors for re-election to three-year terms at the Annual Meeting.

               Each Class I nominee elected will hold office until the Annual Meeting of Stockholders to be held in 1998 and until his or her successor has been duly elected and qualified, unless prior to such meeting a director shall resign, or his or her directorship shall become vacant due to his or her death or removal.

               The following information with respect to the principal occupation and business experience and other affiliations of the directors during the past five years has been furnished to the Company by the directors. All ages are given as of the Record Date. Directors' terms as stated below include periods of Board membership with Commercial Credit Company ("CCC"), a predecessor corporation of the Company.

          CLASS I: NOMINATED FOR ELECTION AT THE ANNUAL MEETING FOR A TERM ENDING 1998

                   Edward H. Budd

               Mr. Budd, 61, has been a director of the Company since 1992. Mr. Budd joined The Travelers Corporation in 1955, and was elected President and a director in 1976. He became Chief Executive Officer in 1981 and Chairman of the Board in 1982. Following the completion of the Travelers Merger in 1993, Mr. Budd served as Chairman of the Travelers insurance operations and as Chairman of the Executive Committee of the Board of Directors of the Company. In September 1994, Mr. Budd retired as an officer of the Company and its subsidiaries. He is also a director of Delta Air Lines, Inc. and GTE Corporation and a member of The Business Council.

                   Joseph A. Califano, Jr.

               Mr. Califano, 63, has been a director of the Company since 1988. He is Chairman and President of the Center on Addiction and Substance Abuse at Columbia University, an independent not-for-profit organization established to combat all forms of substance abuse. From 1983 to 1992, he was a Senior Partner at the law firm of Dewey Ballantine, which performs legal services for the Company from time to time. He is a director of Authentic Fitness Corporation, Automatic Data Processing, Inc., Chrysler Corporation, Kmart Corporation, New York Telephone and Warnaco Inc., and a trustee of the American Ditchley Foundation, New York University and The Twentieth Century Fund. He serves as Chairman of the Institute for Social and Economic Policy in the Middle East at the Kennedy School of Government at Harvard University, and as a Governor of New York Hospital, as a Director of Georgetown University and a member of the governing council of the Institute of Medicine of the National Academy of Sciences. Mr. Califano served as Secretary of the United States Department of Health, Education and Welfare from 1977 to 1979. He was Special Assistant for Domestic Affairs to the President of the United States for the period from 1965 to 1969, and held various positions in the United States Department of Defense from 1961 to 1965. He is the author of nine books.

                   James Dimon

               Mr. Dimon, 38, has been a director of the Company since September 1991. He is President, Chief Operating Officer and Chief Financial Officer of the Company. In November 1993, he was named a member of the newly-created Office of the Chairman of the Company. He was, from May 1988 to September 1991, Executive Vice President and Chief Financial Officer of the Company, and was Senior Executive Vice President and Chief Administrative Officer of Smith Barney Inc., the Company's investment banking and securities brokerage subsidiary ("Smith Barney"), from 1990 to 1991. He is also a director, Chief Operating Officer and a member of the Executive Committee of each of Smith Barney and of Smith Barney Holdings Inc. ("SB Holdings"), the immediate parent company of Smith Barney. From 1986 to 1988, Mr. Dimon was Senior Vice President and Chief Financial Officer of CCC, the Company's predecessor. From 1982 to 1985, he was a Vice President of American Express Company and Assistant to the President, Sanford
          I. Weill. Mr. Dimon is a trustee of New York University Medical Center and Chairman of the Board of the New York Academy of Finance.

                   Ann Dibble Jordan

               Ms. Jordan, 60, has been a director of the Company since 1989. She is a consultant and serves on the Board of Directors of Johnson & Johnson Corporation, Capital Cities/ABC, Inc., Hechinger Company, the National Symphony Orchestra, The Phillips Gallery, Child Welfare League, National Health Laboratories, Automatic Data Processing, Inc. and the Salant Corp. She was formerly the Director of the Department of Social Services for the University of Chicago Medical Center from 1986 to 1987, and was also Field Work Associate Professor at the School of Social Service Administration of the University of Chicago from 1970 to 1987. She served as the Director of Social Services of Chicago Lying-in Hospital from 1970 to 1985.

                   Frank J. Tasco

               Mr. Tasco, 67, has been a director of the Company since 1992. Mr. Tasco is the retired Chairman of the Board and Chief Executive Officer of Marsh & McLennan Companies, Inc. and is currently a director. He is also a director of New York Telephone Company, New England Telephone Company and Borden, Inc. He was a member of President Bush's Drug Advisory Council and is at present Chairman of New York Drugs Don't Work. Mr. Tasco is Chairman of the Board of Directors of Phoenix House Foundation and a member of the Board of Directors of St. Francis Hospital, Roslyn, New York. He is a member of the Council on Foreign Relations, the Lincoln Center Consolidated Corporate Fund Leadership and the Foreign Policy Association.

          CLASS II: TERM ENDING 1996

                   C. Michael Armstrong

               Mr. Armstrong, 56, became a director of the Company in December 1993. He is Chairman and Chief Executive Officer of Hughes Electronic Corporation, a designer and manufacturer of advanced electronic systems for automotive, defense, space communications and industrial applications, located in Los Angeles, California. Mr. Armstrong joined IBM Corporation in 1961 and was appointed Senior Vice President in 1983. In 1988 he became a member of IBM's Management Committee and in 1989 was appointed Chairman of IBM World Trade Corporation, positions which he held through February 1992. Mr. Armstrong was elected Chairman and Chief Executive Officer of Hughes Aircraft Company in March 1992. In December of 1994 he was elected to his current positions in Hughes Electronics, the parent company of Hughes Aircraft and Delco Electronics Corporation. He is a member of the Board of Trustees of Johns Hopkins University, is chairman of the advisory board of Johns Hopkins Medical School, and is a member of the CEO Board of Advisors of the Business School of the University of Southern California. He is a member of the Board of Trustees of The Conference Board, the Council on Foreign Relations and the Supervisory Board of the Thyssen-Bornemisza Group. Mr. Armstrong is Chairman of the President's Export Council, the premier national advisory committee on international trade. Mr. Armstrong is also a member of the National Security Telecommunications Advisory Committee and the Defense Policy Advisory Committee on Trade. Mr. Armstrong serves on the Board of Directors of The Times Mirror Company and The Los Angeles World Affairs Council, is Chairman of Sabriya's Castle of Fun Foundation, and is on the California Business Roundtable.

                   Kenneth J. Bialkin

               Mr. Bialkin, 65, has been a director of the Company since 1986. He has been for more than five years a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom, which performs legal services for the Company from time to time. Mr. Bialkin is also a director of The Municipal Assistance Corporation for the City of New York, Oshap Technologies, Ltd., Tecnomatix Technologies Ltd. and Sapiens International Corporation N.V.

                   Robert F. Greenhill

               Mr. Greenhill, 58, became a director of the Company in August 1993. In November 1993, he was named a member of the newly-created Office of the Chairman of the Company. He became Chairman and Chief Executive Officer of Smith Barney, the Company's investment banking and securities brokerage subsidiary, in June 1993. He also serves as Chairman and Chief Executive Officer of SB Holdings. Mr. Greenhill was President of Morgan Stanley Group, Inc. from January 1991 to June 1993. Morgan Stanley has provided investment banking services to the Company or its subsidiaries in the ordinary course from time to time.
          Mr. Greenhill joined Morgan Stanley in 1962 and became a Partner in 1970. In 1972, he directed

          Morgan Stanley's newly-formed Mergers and Acquisitions Department. In 1980, Mr. Greenhill was named director of Morgan Stanley's Investment Banking Division with responsibility for domestic and international corporate finance, mergers and acquisitions, merchant banking, capital market services and real estate. In 1980, he also became a member of Morgan Stanley's Management Committee which was the firm's policy-making group. He became a Vice Chairman of Morgan Stanley Group, Inc. in January 1989. Mr. Greenhill is a trustee of the Whitney Museum of American Art, a trustee of the American Enterprise Institute for Public Policy Research, and a member of the International Advisory Board of the British-American Chamber of Commerce.

                   Dudley C. Mecum

               Mr. Mecum, 60, has been a director of the Company since 1986. Since August 1989, Mr. Mecum has been a Partner in the firm of G.L. Ohrstrom & Co. (a merchant banking firm). Formerly, he was Chairman of Mecum Associates, Inc. (a management consulting firm) from 1987 to 1989. He was President of Environmental and Engineering Services and was a senior executive and director of Combustion Engineering, Inc. from 1985 to December 1987. Mr. Mecum was Managing Partner of the New York office of Peat Marwick Mitchell & Co. (now KPMG Peat Marwick LLP) from 1979 to 1985. He served in the United States Government as Assistant Director of the United States Office of Management and Budget in 1973 and as United States Assistant Secretary of the Army (Installations and Logistics) from 1971 to 1973. Mr. Mecum is a director of Fingerhut Companies, Inc., Dyncorp, Vicorp Restaurants, Inc., Lyondell Petrochemical Corp. and Roper Industries, Inc. Mr. Mecum is also a director and Chairman of Alden Industries, Inc., a privately held company manufacturing commercial water heaters and boilers.

                   Sanford I. Weill

               Mr. Weill, 61, has been a director of the Company since 1986. He has been Chairman of the Board and Chief Executive Officer of the Company and its predecessor, CCC, since 1986; he was also its President from 1986 until 1991. He was President of American Express Company from 1983 to 1985; Chairman of the Board and Chief Executive Officer of American Express Insurance Services, Inc. from 1984 to 1985; Chairman of the Board and Chief Executive Officer, or a principal executive officer, of Shearson Lehman Brothers Inc. from 1965 to 1984; Chairman of the Board of Shearson Lehman Brothers Holdings Inc. from 1984 to 1985; and a founding partner of Shearson's predecessor partnership from 1960 to 1965. He is Chairman of the Board of Trustees of Carnegie Hall, and a director of the Baltimore Symphony Orchestra. Mr. Weill is a member of the Board of Governors of New York Hospital and is Vice Chairman of the Board of Overseers of Cornell University Medical Center and a member of the Joint Board of New York Hospital - Cornell University Medical College. He is a member of Cornell University's Johnson Graduate School of Management Advisory Board and a Board of Trustees Fellow. He has served as Chairman of the Joint Mayoral/City Council Commission on Early Child and Child Care Programs during the Dinkins Administration.

                   Joseph R. Wright, Jr.

               Mr. Wright, 56, has been a director of the Company since 1990. From 1989 to 1993, he was Executive Vice President and Vice Chairman of W.R. Grace & Co. (an international specialty chemicals and healthcare company) and President of Grace Energy Company (an international energy services company). Mr. Wright is currently Co-chairman and a member of the Board of Directors of Baker & Taylor Holdings, Inc. (an international book and video distribution company), a member of the Board of Directors of GRC International, a member of the Board of Trustees of Hampton University and the Freedom Foundation, and a member of the President's Export Council, Chief Executives Organization, World Business Council, National Academy for Public Administration, and the Citizens for a Sound Economy. He was Director and Deputy Director of the United States Office of Management and Budget from 1982 to 1989, a member of

          President Reagan's Cabinet from 1988 to 1989, and Deputy Secretary of Commerce from 1981 to 1982. Prior to that, he was president of two Citicorp retail credit card subsidiaries and a partner of Booz, Allen & Hamilton. He received the President's "Citizenship Award" in 1989.

                   Arthur Zankel

               Mr. Zankel, 63, has been a director of the Company since 1986. He has been Co-Managing Partner of First Manhattan Co. (a research and investment management company) since 1980. He is also a director of Vicorp Restaurants, Inc. and Fund American Enterprises Holdings, Inc. and a trustee of Skidmore College, Carnegie Hall and New York Foundation.

          CLASS III:  TERM ENDING 1997

                   Douglas D. Danforth

               Mr. Danforth, 72, has been a director of the Company since 1987. He has been the Managing Partner of the Pittsburgh Pirates Baseball Club since 1988. He was Chairman of the Board and Chief Executive Officer of Westinghouse Electric Corporation from December 1983 to December 1987, and was Vice Chairman and Chief Operating Officer of Westinghouse from 1978 to 1983. Mr. Danforth is a director of The Rubatex Corp., The Sola Corporation and The American European Association. Mr. Danforth is also a Trustee of Carnegie-Mellon University, Syracuse University, Allegheny Health Education and Research Foundation, Inc. and the Pittsburgh Trust for Cultural Resources. He is also a member of the Executive Committee of the Allegheny Conference on Community Development, and a director of the Pittsburgh Foundation.

                   Robert F. Daniell

               Mr. Daniell, 61, became a director of the Company in December 1993. He is Chairman of United Technologies Corporation, a broad based designer and manufacturer of high technology products, located in Hartford, Connecticut. He joined the Sikorsky Aircraft Division of United Technologies Corporation in 1956 and served as President of Sikorsky Aircraft from 1981 to 1983. He was a Senior Vice President of United Technologies from 1983 to 1984 and served as its President and Chief Operating Officer from 1984 to February 1992. He was elected a director of United Technologies in 1984 and Chairman in 1987. He served as Chief Executive Officer of United Technologies from 1986 to April 1994. Mr. Daniell is a director of Shell Oil Company. He is also a member of the Conference Board and The Business Council.

                   Leslie B. Disharoon

               Mr. Disharoon, 62, has been a director of the Company since 1986. He was Chairman of the Board, President and Chief Executive Officer of Monumental Corporation (an insurance holding company) from 1978 to 1988. He is a director of The Johns Hopkins Health System, Aegon USA, Inc., GRC International Inc. and M.S.D. & T. Funds, Inc., and President of the Caves Valley Club Inc.

                   Gerald R. Ford

               The Honorable Gerald R. Ford, 81, has been a director or an honorary director of the Company since 1986. Mr. Ford was President of the United States from August 1974 through January 1977, having served as Vice President of the United States from December 1973 through August 1974. He is a lecturer and a business consultant to several corporations. He serves as a director of Alexander & Alexander Services, Inc. and is an advisory director to Texas Commerce Bankshares, Inc. and American Express Company.

                   Robert I. Lipp

               Mr. Lipp, 56, has been a director of the Company since 1991, and is a Vice Chairman and Group Chief Executive of the Company. In November 1993, he was named a member of the newly-created Office of the Chairman of the Company. Upon completion of the Travelers Merger, Mr. Lipp was named Chief Executive Officer of The Travelers Insurance Group Inc. ("TIGI"). From 1991 to 1993, he was Chairman and Chief Executive Officer of CCC, a wholly owned subsidiary of the Company. From April 1986 through September 1991, he was an Executive Vice President of the Company and its corporate predecessor. Prior to joining the Company in 1986, he was a President and a director of Chemical New York Corporation and Chemical Bank where he held senior executive positions for more than five years prior thereto. Mr. Lipp is a director of The New York City Ballet.

                   Andrall E. Pearson

               Mr. Pearson, 69, has been a director of the Company since 1986. He has been a Professor at the Harvard Business School since 1985. He was President of Pepsico, Inc. from 1970 to 1984. He is a director of The May Department Stores Company, Pepsico, Inc. and Lexmark Inc. Mr. Pearson is also a general partner of Clayton, Dubilier & Rice, Inc., a private investment firm and the Chairman of the Board and a Director of Kraft Foodservice Inc., which is owned by Clayton, Dubilier & Rice, Inc.

                   Linda J. Wachner

               Mrs. Wachner, 49, has been a director of the Company since 1991. She is Chairman, President and Chief Executive Officer of the Warnaco Group, Inc. and of Warnaco Inc., a Fortune 500 apparel company, and Chairman and Chief Executive Officer of Authentic Fitness Corporation, an activewear manufacturer. Mrs. Wachner is also a director of QVC Network, Inc., the American Apparel Manufacturers Association, and the New York City Partnership. She currently serves on the Policy Committee of The Business Roundtable, the Board of Trustees of The Aspen Institute and Carnegie Hall, and the Board of Overseers of Memorial Sloan-Kettering Cancer Center. In 1994, Mrs. Wachner was reappointed by President Clinton to the Advisory Committee for Trade Policy Negotiations, on which she also served under President Bush and President Reagan. She is a member of the Council on Foreign Relations.

          MEETINGS OF THE BOARD OF DIRECTORS

               The Board of Directors met six times during 1994. Each director attended at least 75 percent of the meetings of the Board of Directors and Board Committees of which he or she was a member during 1994 or the period thereof during which he or she was a member.

          COMMITTEES OF THE BOARD OF DIRECTORS

               The following are the current members and functions of the standing committees of the Board of Directors.

               Executive Committee. The members of the Executive Committee are Messrs. Budd (Chairman), Bialkin, Weill, Wright, and Zankel. The Executive Committee meets in place of the full Board of Directors when scheduling makes it difficult to convene all of the directors or when issues arise requiring immediate attention. The Executive Committee met once during 1994.

               Audit Committee. The members of the Audit Committee are Messrs. Mecum (Chairman), Armstrong, Califano, Danforth, Disharoon, Tasco and Wright. The primary functions of the Audit Committee, composed entirely of nonmanagement directors, are to pass upon the scope of the independent certified public accountants' examination, to review with the independent certified public accountants and the Company's principal financial and accounting officers the audited financial statements and matters that arise in connection with the examination, to review the Company's accounting policies and the adequacy of the Company's internal accounting controls, and to review and approve the independence of the independent certified public accountants. The Audit Committee met seven times during 1994.

               Nominations and Compensation Committee. The members of the Committee are Messrs. Zankel (Chairman), Bialkin, Daniell, Ford and Pearson, Ms. Jordan and Mrs. Wachner. From time to time, the Committee acts as a nominating committee in recommending candidates to the Board as nominees for election at the Annual Meeting of Stockholders or to fill such Board vacancies as may occur during the year. The Committee will consider candidates suggested by directors or stockholders. Nominations from stockholders, properly submitted in writing to the Secretary of the Company, will be referred to the Committee for consideration. The Committee represents the full Board of Directors in matters relating to the compensation of Company officers and, from time to time, recommends to the full Board of Directors appropriate methods and rates of director compensation. It also administers the Company's Option Plan, the Company's CAP Plan and those option plans of old Travelers assumed by the Company in connection with the Travelers Merger. The Committee is also responsible for administration of The Travelers Inc. Executive Performance Compensation Plan (the "Compensation Plan") approved by stockholders at the 1994 Annual Meeting. The Committee met eight times during 1994.

               Ethics and Public Affairs Committee. The members of the Committee are Messrs. Bialkin (Chairman), Budd, Califano, Daniell, Ford, Mecum and Wright, and Ms. Jordan. This Committee was established in April 1994. The Committee reviews and approves the Company's compliance programs, relationships with external constituencies and public activities. The Committee met three times during 1994.

               Finance Committee. The members of the Committee are Messrs. Dimon (Chairman), Armstrong, Danforth, Disharoon, Pearson, Tasco and Zankel, and Mrs. Wachner. This Committee was established in April 1994. The Committee reviews issues relating to funding requirements, significant investments, complex financial instruments and credit rating issues which arise in the Company's operations. The Committee met three times during 1994.

          RECOMMENDATION

               THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR
                                                                        ---
          THE ELECTION OF EACH OF THE FIVE NOMINEES IN CLASS I, EDWARD H. BUDD, JOSEPH A. CALIFANO, JR., JAMES DIMON, ANN DIBBLE JORDAN AND FRANK J. TASCO, AS A DIRECTOR OF THE COMPANY FOR A THREE-YEAR TERM. Assuming the presence of a quorum, directors shall be elected by a plurality of the votes cast at the Annual Meeting by holders of Common Stock and Series C Preferred Stock, voting as a single class, for the election of directors. Under applicable Delaware law, in tabulating the vote, broker nonvotes will not be considered present at the Annual Meeting and will have no effect on the vote.

                                EXECUTIVE COMPENSATION

          REPORT OF THE NOMINATIONS AND COMPENSATION COMMITTEE
          OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

               Statement of Philosophy. The Company seeks to attract and retain highly qualified employees at all levels, including particularly executive officers whose performance is critical to the Company's success. In order to accomplish this, the Company is willing to provide superior compensation for superior performance. Such performance is measured on either a company-wide or a business unit basis, or using both criteria, as the nature of an executive's responsibilities may dictate.

               Compensation of executive officers in 1994 consisted of base salary and performance-based bonuses, a significant portion of which was restricted stock awarded pursuant to the Company's CAP Plan. Bonuses are generally discretionary, but for the chief executive officer of the Company and the four most highly compensated other executive officers they are determined under The Travelers Inc. Executive Performance Compensation Plan (the "Compensation Plan") discussed below. In addition, under the Company's long-standing policy of providing economic incentives to its employees at all levels in the form of stock ownership, the Company from time to time grants stock options, not only to executive officers but to a broad range of employees. All executives who are members of the Company's Planning Group have previously represented that, for so long as they are members of such group and participate in the reload program under the Option Plan, they will not dispose of their shares of Common Stock except for donations to charity or for use in connection with participation in the stock option and restricted stock plans of the Company.

               It is also the Company's policy to take all reasonable steps to obtain the fullest possible corporate tax deduction for compensation paid to its executive officers by qualifying for the exemptions from limitations on such deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). To this end, in 1993 the Company requested and received stockholder approval for changes to the Option Plan to meet such Code requirements, and in 1994 obtained stockholder approval of the Compensation Plan, which is designed to have such effect.

               Executive Performance Compensation Plan. The Compensation Plan establishes certain performance criteria for determining the maximum amount of bonus compensation available, including that portion of bonuses payable in the form of restricted stock under the Company's CAP Plan, for those executive officers who, on the last day of the Company's taxable year, consist of the chief executive officer and the four other most highly compensated executive officers of the Company or its subsidiaries named in the Summary Compensation Table in the Company's proxy statement from time to time (the "Covered Employees"). The Compensation Plan sets forth performance-based criteria based on the consolidated net income of the Company and its subsidiaries for executive officers who have wide-ranging responsibilities for the Company's overall performance and, with respect to Mr. Greenhill, based principally upon the results of SB Holdings, the corporate entity under his direction as its Chairman and Chief Executive Officer.

               The creation of a bonus pool in which the Company's Chief Executive Officer and four most highly compensated other executive officers, other than Mr. Greenhill, participate is contingent upon the Company achieving at least a 10% Return on Equity, as defined in the Compensation Plan. If a Return on Equity of at least 10% is achieved, a bonus pool of 1.4% of Adjusted Net Income, as defined in the Compensation Plan, will be established. If Return on Equity exceeds 10%, the amount of the bonus pool is subject to cumulative increases based upon the extent to which the Return on Equity exceeds the 10% minimum threshold. Accordingly, the Return on Equity calculation established under the Compensation Plan is the basis on which both the availability and size of the bonus pool is determined.

               The Compensation Plan also establishes that up to 31% of any bonus pool established will be available for bonus awards to the chief executive officer and up to 23% will be available to each of the other three eligible participants (other than Mr. Greenhill). Any portion (up to $3 million) of a share of the bonus pool calculated for any of those four eligible executive officers for a particular bonus year may be awarded by the Committee to such person in a succeeding year to the extent not awarded for the bonus year; provided that such award by the Committee will only be made to reward extraordinary performance by any such executive officer.

               Under the Compensation Plan, Mr. Greenhill will not be entitled to a bonus unless the Defined After-Tax Earnings, as defined in the Compensation Plan, for a Bonus Year exceed $100 million. If Defined After-Tax Earnings exceed $100 million, Mr. Greenhill will be entitled to receive 2% of Defined After-Tax Earnings from $49.75 million up to and including $750 million, 1.5% of Defined After-Tax Earnings in excess of $750 million up to but not exceeding $1 billion, and 1% of Defined After-Tax Earnings in excess of $1 billion.

               In the event that bonus compensation thresholds are met and the percentages set forth in the Compensation Plan are applied, the Committee nevertheless retains discretion to reduce or eliminate payments under the Compensation Plan for any of the participating executive officers (other than Mr. Greenhill) to take into account subjective factors, including an individual's performance or other relevant criteria.

               1994 Committee Review Process. Executive compensation, other than the compensation of the Chief Executive Officer, is reviewed and approved annually by this Committee, which is composed entirely of nonemployee directors. Compensation of the Chief Executive
          Officer of the Company is established by the Committee. The Committee considered and gave various weights to both qualitative and quantitative factors, including such factors as earnings, earnings per share, return on equity and return on assets. In conducting such review, the Committee has generally examined changes in the Company's financial results over time, both overall corporate results and on an operating unit basis, and comparative data for comparable companies, to the extent it is publicly available.
          However, the analysis of corporate performance in financial reporting terms alone is not determinative. The Committee has given significant weight to qualitative factors in approving 1994 compensation with particular emphasis on the performance of the Company's executive team in a year in which significant initiatives were implemented at both Smith Barney and the Travelers insurance companies following completion of major acquisitions in 1993, several major dispositions were completed, a major joint venture was established, and the scope of responsibilities of several of the most senior executive officers was expanded.

               With regard to its consideration of compensation for the chief executive officer and the four other most highly compensated executive officers of the Company, the maximum amounts available for bonus awards to each such person were determined pursuant to the formula set forth in the Compensation Plan. Under the Compensation Plan, the maximum bonus pool for 1994 for the four eligible executive officers was approximately $22.4 million. The amounts awarded to such persons is set forth in the Summary Compensation Table below.

               With regard to its consideration of compensation for the chief executive officer and the three other most highly compensated executive officers of the Company other than Mr. Greenhill, the Committee utilized the assistance of the Actuarial, Benefits and Compensation Consulting Services of the accounting firm of Ernst & Young LLP ("Ernst & Young").

               Based on the factors considered by the Committee as discussed elsewhere in this report, and on the views of Ernst & Young, the Committee has concluded that the compensation of each of the senior executives named in the Summary Compensation Table was appropriate.

               Base Salary. Increases in base salary paid to all executive officers are determined periodically, based upon the individual's performance, any change in the scope of responsibilities and the individual's seniority and experience. Examination of competitors' pay practices in this area is conducted periodically to ensure that the Company will be in a position to attract new talent and retain current valuable employees.

               Incentive Bonuses. Discretionary bonus awards are generally a substantial part of total compensation of Company executives. Factors considered included not only individual performance but also performance of each business unit for which the executive may be directly responsible, and such individual's contributions to overall Company policy and strategic decisions through membership in the corporate Planning Group that consists of the most senior executives of the Company. Because a percentage of executive compensation is paid in the form of restricted stock under the Company's CAP Plan, bonus awards are not only a short-term cash reward but also a long-term incentive that ties future realization of benefits by such executives to the enhancement of stockholder values. The restricted period applicable to awards to executive officers under the CAP Plan was extended from two to three years beginning with the awards made with respect to 1994, in furtherance of the long-term nature of such compensation. In addition, the Compensation Plan resulted in determination of maximum bonuses payable under such plan to the chief executive officer and the other four most highly compensated executives.

               Stock Options. Other than grants of stock options that arose by operation of the reload feature of the Option Plan approved by stockholders in 1992, no grants of stock options were made except those to Mr. Plumeri in connection with his assumption of greater corporate responsibilities as Vice Chairman of the Company and to Mr. Lipp in connection with his assuming responsibilities as Chief Executive Officer of TIGI. In making option awards generally, the Committee considers the number of options previously granted to each executive in order to determine whether the total number of shares covered by all outstanding option awards adequately reflects the individual's importance to the future success and profitability of the Company.

               Compensation of the Chief Executive Officer. The Committee believes that 1994 was a year of accomplishment for the Company, marked by another increase in operating earnings per share compared with 1993. Externally there were a number of strategic dispositions, as well as the successful consummation on January 3, 1995 of the formation of a joint venture with Metropolitan Life Insurance Company of the companies' respective group health care businesses. Mr. Weill provided the leadership for these accomplishments. No grants of additional stock options were made, other than by operation of the reload feature of the Company's Option Plan upon Mr. Weill's exercise of his Control Data Options (as defined herein) and the reload options associated with such exercise.

                                   THE NOMINATIONS AND COMPENSATION
                                               COMMITTEE:
                                               Arthur Zankel (Chairman)
                                               Kenneth J. Bialkin
                                               The Honorable Gerald R. Ford
                                               Ann Dibble Jordan
                                               Andrall E. Pearson
                                               Linda J. Wachner


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

               The persons named above under the caption Election of Directors -- Committees of the Board of Directors -- Nominations and Compensation Committee were the only members of such committee during 1994. Mr. Bialkin, a member of that committee, is a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom, which performs legal services for the Company from time to time.

          Summary Compensation Table

               The following Summary Compensation Table sets forth compensation paid by the Company and its subsidiaries to the chief executive officer and the four other most highly compensated executive officers for services rendered to the Company and its subsidiaries in all capacities during each of the fiscal years ended December 31, 1994, 1993 and 1992. The format of this table has been established by the SEC. ALL SHARE NUMBERS
          IN THE COLUMN ENTITLED "SECURITIES UNDERLYING STOCK OPTIONS (NUMBER) OF SHARES" AND IN THE FOOTNOTES TO THE TABLE HAVE BEEN RESTATED TO THE EXTENT NECESSARY TO GIVE EFFECT TO THE TWO STOCK DIVIDENDS DECLARED AND PAID DURING 1993.

                              SUMMARY COMPENSATION TABLE


                                                                                    Long Term
                                                                                   Compensation
                                                   Annual Compensation                Awards(A)
                                                  --------------------         -------------------
           --------------------    -----    -------   ---------  -----------     -----      ------------      -----------
                                                                     Other    Restricted     Securities
                                                                    Annual       Stock    Underlying Stock     All Other
                 Name and                    Salary              Compensation   Awards    Options (number)   Compensation
            Principal Position     Year       ($)     Bonus ($)     ($) (B)     ($) (C)      of shares          ($) (D)
                                   ----     -------   ---------  -----------    ------      ------------      -----------
           Sanford I. Weill .  .   1994   $1,025,000 $2,653,750   $ 224,219  $1,528,327        525,517         $ 3,416
             Chairman of the       1993    1,018,750  3,030,313     242,290   1,618,515      2,057,219           2,404
             Board and Chief       1992      957,308  1,603,750     190,821   1,028,317      4,871,102           1,900
             Executive Officer


           Robert I. Lipp . . .    1994      589,167  1,600,208                 866,365         96,641           1,982
             Vice Chairman and     1993      532,083  1,276,979                 666,691        184,541           1,900
             Group Chief           1992      503,846    910,000                 519,955        400,613           1,576
             Executive


           James Dimon . . . .     1994     629,167   2,145,208      12,224     750,894         84,031(E)        1,336
             President, Chief      1993     518,750   1,430,312                 726,202        450,530           1,132
             Financial Officer     1992     453,462     885,000                 486,664        483,104           1,132
             and Chief Operating
             Officer


           Robert F. Greenhill (F) 1994     995,000   4,034,755      50,000   2,128,770            -0-            44,150
             Chairman and CEO,     1993     516,635   3,448,341              19,982,785      1,333,333           -0-
             Smith Barney Inc.


           Joseph J. Plumeri II    1994     655,833   1,304,542       5,333     764,600        100,000         293,350
             Vice Chairman         1993     187,500   1,175,625                 499,166        200,000           -0-

                Ownership of Common Stock as of the Record Date for the
                named individuals -- Mr. Weill:          shares; Mr. Lipp:
                                                ---------                  --
                      shares; Mr. Dimon:          shares; Mr. Greenhill:
                ------                   --------                        ---
                      shares and Mr. Plumeri:            shares.
                ------                        ----------

          (A) The shares reflected as grants of stock options for 1992, 1993 and 1994 were in each case reload options created automatically upon an exercise of outstanding options by a surrender of previously owned shares, except for options covering: 230,666 shares granted to Mr. Dimon in 1993; 1,333,333 shares granted to Mr. Greenhill in 1993; 50,000 shares granted to Mr. Lipp in 1994; and 200,000 and 100,000 shares granted to Mr. Plumeri in 1993 and 1994, respectively.

          (B) Except as set forth in this column, none of the executive officers received other annual compensation during 1994 required to be set forth in this column. The aggregate amount set forth for Mr. Weill for 1994 includes perquisites of which $52,766 was for use of Company transportation. The aggregate amount set forth for Mr. Greenhill represents reimbursement for financial planning services.

          (C) Restricted stock awards are made under the Company's CAP Plan. The CAP Plan provides for payment, mandatory as to senior executives and certain others within the Company, of a portion of compensation in the form of awards of restricted stock at a discount (currently 25%) from market value. Under the current award formula in effect under the CAP Plan for corporate executives, the following percentages of annual compensation are payable in the form of shares of restricted stock:

               Annual Compensation                          % In Restricted
                                                                Stock

               Up to $200,000                                    10%
               $200,001 to $400,000                              15%
               $400,001 to $600,000                              20%
               Amounts over $600,000                             25%

               Annual compensation generally consists of salary and
               incentive awards. Except under limited circumstances, the recipient of restricted stock is not permitted to sell or otherwise dispose of such stock (except by will or the laws of descent and distribution and except in connection with participation in the reload program) for a period of two years from the date of grant with respect to grants made for years prior to 1994 and three years with respect to grants made for 1994 and after (or such other period as may be determined to be applicable to various classes of participants in the sole discretion of the Committee).
               Except as noted in footnote (F), all of the awards listed in the table for 1992 and 1993 vest on the second anniversary of the date of grant and for 1994 vest on the third
               anniversary of the date of grant if the executive continues employment with the Company during the vesting period. Upon expiration of such restricted period, and assuming the recipient's continued employment with the Company, the shares of restricted stock become fully vested and freely transferable. From the date of grant, the recipient may vote the restricted stock and receives dividends or dividend equivalents on the shares of restricted stock at the same rate as dividends are paid on all outstanding shares of Common Stock. As of December 31, 1994, and including the grants made in January 1995 in respect of 1994, the total holdings of restricted stock and the market value at such date of such shares for each of the persons in the Summary Compensation Table were as follows:
               Mr. Weill:           shares ($          ); Mr. Lipp:
                          ---------          ----------             -------
                shares ($          ); Mr. Dimon:         shares ($
                         ----------              -------          ----------
                     ); Mr. Greenhill:           shares ($             ).
               ------                  ---------          -------------
               The year-end market price was $32.375 per share.

          (D) Includes the Company matching grant for 1994 pursuant to the Company's Savings Plan (in the form of Common Stock having a market value of $1,000 at December 31, 1994) for Messrs. Weill, Lipp, Dimon and Greenhill and supplemental life insurance paid by the Company. In the case of Mr. Plumeri, also includes the value of certain incentive awards and other benefits granted by the seller and assumed and satisfied by Smith Barney in connection with the acquisition of the domestic retail business of Shearson Lehman Brothers Inc. by Smith Barney. In the case of Mr. Greenhill, also includes dividend equivalents on restricted stock.

          (E) Includes 32,297 shares covered by options awarded at the election of Mr. Dimon in lieu of restricted stock awarded to him under the CAP Plan.

          (F) Mr. Greenhill joined the Company in June 1993. In addition to the restricted stock awarded under the CAP Plan (referred to in footnote C above), Mr. Greenhill received a restricted stock award pursuant to his employment agreement. See "Employment Protection Agreements," below. Such award covered 533,333 shares, with an aggregate year-end market price (at $32.375 per share) of $17,266,656, and vests at a rate of 20% per year on the anniversary of the date of grant.


          Stock Options Granted

               The following table sets forth information with respect to stock options granted during 1994 to each of the executives named in the Summary Compensation Table. All options granted arose under the reload feature of the Option Plan except for Mr. Lipp's grant covering 50,000 shares and Mr. Plumeri's grant covering 100,000 shares. For Messrs. Weill, Lipp (except as noted) and Dimon, these reload options arose upon the exercise of reload options associated with the stock options granted by Control Data Corporation ("Control Data Options") in 1986 when it was the parent company of the Company's corporate predecessor to facilitate the public offering of such subsidiary's stock.

               The "Grant Date Present Value" numbers set forth in the table below were derived by application of a variation of the Black-Scholes option pricing model. The following assumptions were used in employing such model:

               - stock price volatility was calculated by using the closing price of the Company's Common Stock on the NYSE Composite Transactions Tape for the one-year period prior to the grant date of each option;

               - the risk-free interest rate for each option grant was the interpolated market yield on a "3.78-year" Treasury bill on the date of grant, as reported by the Federal Reserve;

               - the dividend yield on the date of the option grant (based upon the actual dividend rate of either 12.5 cents per share during the first two quarters of 1994 or 15 cents per share during the last two quarters of 1994) was assumed to be constant over the life of the option;

               -    exercise of the option was deemed to occur
                    3.78 years after the date of grant, based upon the Company's historical experience of the average period between the grant date and exercise date for those options that have vested; and

               - a discount of 9.45% was applied to the option value derived from the model to reflect the nontransferability and risk of forfeiture of such employee stock options during the average 3.78 years between grant date and exercise date referred to in the preceding paragraph.

               The potential value of options granted depends entirely upon a long-term increase in the market price of the Common Stock: if the stock price does not increase, the options would be worthless and if the stock price does increase, this increase would benefit both option holders and all stockholders commensurately.

                                               OPTION GRANTS IN 1994 (A)

                                        Individual Grants(B)

      ------------------------------------------------------------------------------------------------------
                                                 % of
                                                 Total
                              Number of         Options
                             Securities         Granted
                             Underlying         to all         Exercise or                       Grant Date
                          Options Granted      Employees       Base Price       Expiration         Present
              Name       (number of shares)    in 1994       ($ per share)         Date          Value ($)
             -----       ------------------   -----------     -------------   --------------     -----------
        Sanford I. Weill         16,798          0.33%            39.625         02/18/03        $   172,715
                                508,719          9.94%            32.625         10/30/02        $ 4,463,339

        Robert I. Lipp .         34,370          0.67%            32.625         11/02/02        $   295,914
                                 12,271          0.24%            32.625         02/22/03        $   105,649
                                 50,000          0.98%            33.250         11/26/04        $   442,159

        James Dimon . .          10,267          0.20%            39.625         02/19/03        $   105,564
                                 41,467          0.81%            32.625         10/30/02        $   363,818

        Robert F. Greenhill       0                -                -                -                  -

        Joseph J. Plumeri II    100,000          1.95%            32.125         10/28/04        $  858,013




        (A)  Ownership of Common Stock as of the Record Date for the
             named individuals -- Mr. Weill:          shares; Mr. Lipp:
                                             ---------                  --
                    shares; Mr. Dimon:          shares; Mr. Greenhill:
             ------                    --------                        ---
                    shares and Mr. Plumeri:            shares.
             ------                         ----------

        (B) The option price of each option granted under the Option Plan is not less than the fair market value of the Common Stock subject to the option, determined in good faith by the Committee. Under current rules established by the Committee, fair market value is the closing sale price of Common Stock on the NYSE Composite Transactions Tape on the last trading day prior to the date of grant of the option. Options (other than certain reload options) generally vest in cumulative installments of 20% on each anniversary of the date of grant such that the options are fully exercisable on and after five years from the date of grant until ten years and one month following such grant (in the case of non-qualified stock options, which represent all options currently outstanding). The Committee has discretion to establish a slower vesting schedule for options granted under the Option Plan.

             Participants are entitled to direct the Company to withhold shares otherwise issuable upon an option exercise to cover in whole or in part the tax liability associated with such exercise, or participants may cover such liability by surrendering previously owned shares (other than restricted stock).

             Under the reload feature of the Option Plan, participants who tender previously owned shares (including CAP Plan restricted stock) to pay all or a portion of the exercise price of vested stock options or tender previously owned shares or have shares withheld to cover the associated tax liability may be eligible to receive a reload option covering the same number of shares as are tendered or withheld for such purposes. Such optionee may choose to receive either (i) unrestricted incremental shares (as defined below) and no reload option, or (ii) incremental shares subject to a period of restriction on the ability to sell or otherwise transfer such shares (except in certain circumstances) and a reload option to be granted in accordance with the applicable terms of the Option Plan. The initial Committee determination has set the restricted period at two years. Although the optionee may not transfer his or her incremental shares during the applicable restricted period, such optionee receives such shares free and clear upon completion of such restricted period without any risk of forfeiture, even if such person has retired or is otherwise no longer an employee of the Company. Unless the Committee in its discretion modifies or eliminates such restrictions, optionees are permitted to transfer their incremental shares during the restricted period only under the limited circumstances of (i) a contribution of such shares to a charitable organization, or (ii) an event of financial hardship demonstrated to the reasonable satisfaction of the Senior Vice President, Human Resources, of the Company. If the exercise price of an option is paid by delivery of a number of shares of restricted stock, then the optionee will receive, in connection with the exercise, an equal number of identically restricted shares of Common Stock.

               Further, in order for an optionee to receive a reload option in connection with his or her exercise of a vested option, the market price of Common Stock on the date of exercise must equal or exceed the minimum market price level established by the Committee from time to time (the "Market Price Requirement"). The Committee has established that the initial Market Price Requirement shall be a market price on the date of exercise equal to or greater than 120% of the price of the option being exercised. If a market price does not equal or exceed the applicable Market Price Requirement, a vested option may be exercised but no reload option will be granted in connection with such exercise.

               "Incremental shares" are those shares of Common Stock actually issued to an optionee who exercises an option by surrendering previously owned stock or restricted stock awarded under the CAP Plan to pay the exercise price of an option, or by surrendering previously owned stock or requesting the Company to withhold the appropriate number of shares otherwise issuable, to cover the withholding tax liability associated with option exercise. The number of incremental shares issued is typically the number of option shares exercised minus the number of shares deemed "surrendered" to pay for such exercise and minus the number of shares used or withheld to satisfy any resulting tax liability in connection with such exercise.

               The market value on the date of grant of a reload option establishes the exercise price of such option, and such option will have a term equal to the remaining term of the original option, except that the reload option will not be exercisable until six months after its date of grant.

               Reload options are designed to encourage employees to exercise options at an earlier date and to retain the shares so acquired, in furtherance of the Company's long-standing policy of encouraging increased employee stock ownership. With standard stock options, sale of at least a portion of the stock to be acquired by exercise is often necessitated to cover the exercise price or the associated withholding tax liability. The employee thereby receives fewer shares upon exercise, and also forgoes any future appreciation in the stock sold. By use of previously owned shares to exercise an option, an employee is permitted to gain from the past price appreciation in such shares, and receives a new option at the current market price. The reload option so granted enables the employee to recognize future stock price appreciation.

          STOCK OPTIONS EXERCISED

               The following table sets forth, in the aggregate, the number of shares underlying options exercised during 1994 and states the value at year-end of exercisable and unexercisable options remaining outstanding. The "Value Realized" column reflects the difference between the market price on the date of exercise and the market price on the date of grant (which establishes the exercise price for the option) for all options exercised, even though the executive may have actually received fewer shares as a result of the surrender of previously owned shares to pay the exercise price or the tax liability, or the withholding of shares to cover the tax liability associated with option exercise. Accordingly, the "Value Realized" numbers do not necessarily reflect what the executive might receive, should he choose to sell the shares acquired by the option exercise, since the market price of the shares so acquired may at any time be higher or lower than the price on the exercise date of the option.

               ALL SHARE NUMBERS HAVE BEEN RESTATED TO THE EXTENT NECESSARY TO GIVE EFFECT TO THE TWO STOCK DIVIDENDS DECLARED AND PAID DURING 1993.


                                            AGGREGATED OPTION EXERCISES IN 1994
                                                            and
                                              1994 YEAR-END OPTION VALUES(A)


                                                               Number of Securities
                            Number of                         Underlying Unexercised
                           Securities           Value               Options at              Value of Unexercised
                        Underlying Options   Realized ($)         1994 Year-End            in the Money Options
              Name        Exercised(B)          (C)              (Number of Shares)         at 1994 Year-End ($)
              ----      ------------------   ------------  --------------------------      --------------------------

                                                            Exercisable  Unexercisable     Exercisable  Unexercisable
                                                            -----------  -------------     -----------  -------------

          Sanford I.         582,244         $6,737,609       725,686     3,522,712          $   0        $19,478,517
          Weill

          Robert I.           55,111         $  527,051        47,023       391,460          $   0        $ 1,629,334
          Lipp

          James Dimon         62,721         $  748,369       116,455       524,461          $   0        $ 2,017,834

          Robert F.
          Greenhill             -0-          $     0          266,667     1,066,667          $   0        $       0

          Joseph J.
          Plumeri II            -0-          $     0           40,000       260,000          $   0        $    25,000




          (A) All of the stock options exercised by Messrs. Weill, Lipp and Dimon in 1994 were reload options arising from Control Data Option exercises.

          (B) This column reflects the number of shares underlying options exercised in 1994 by the named executive officers. The actual number of shares received by each of these individuals from options exercised in 1994 (net of shares surrendered or withheld to cover the exercise price and tax liabilities) was: Mr. Weill, 56,727 shares; Mr. Lipp,
               8,470 shares; Mr. Dimon, 10,987 shares; Mr. Greenhill,
               0 shares; and Mr. Plumeri, 0 shares.

               Ownership of Common Stock as of the Record Date for the
               named individuals: Mr. Weill:            shares; Mr. Lipp:
                                             -----------                  --
                       shares; Mr. Dimon:           shares; Mr.
               -------                    ---------
               Greenhill:             shares; and Mr. Plumeri:
                          -----------                          -----------
               shares.

          (C) "Value Realized" is in each case calculated as the difference between the market price on the date of exercise and the market price on the date of grant, which establishes the exercise price for option exercise. Other than shares of Common Stock used in connection with employee compensation plans or charitable contributions, none of the above employees has ever disposed of any Common Stock.

          PERFORMANCE GRAPH

               The following line graph compares annual changes in "Cumulative Total Return" of the Company (as defined below) with
          (i) Cumulative Total Return of a performance indicator of equity stocks in the overall stock market, the S&P 500 Index, and (ii) Cumulative Total Return of a "Peer Index," each for the last five years. The Peer Index is the S&P Financial Index, which comprises the following Standard & Poor's industry groups: Money Center Banks, Major Regional Banks, Other Major Banks, Savings & Loan, Life Insurance, Multi-Line Insurance, Property and Casualty Insurance, Personal Loans and Financial Services (excluding the Company and both of the government-sponsored entities: the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association). The Peer Index has been weighted based on market capitalization. "Cumulative Total Return" is calculated (in accordance with SEC instructions) by dividing (i) the sum of
          (A) the cumulative amount of dividends during the relevant period, assuming dividend reinvestment at the end of the month in which such dividends were paid, and (B) the difference between the market capitalization at the end and the beginning of such period, by (ii) the market capitalization at the beginning of such period.

               The comparisons in this table are set forth in response to SEC disclosure requirements, and therefore are not intended to forecast or be indicative of future performance of the Common Stock.


                                  THE TRAVELERS INC.
                   COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN



                                       [GRAPH]





                                  1989    1990     1991    1992    1993    1994
                                  ----    ----     ----    ----    ----    ----
           The Travelers Inc     100.0   81.40   142.18  177.61  289.40  245.03
           S & P                 100.0   96.89   126.35  135.95  149.64  151.61
           Peer Index            100.0   81.14   118.00  147.37  162.58  158.68

           ------------

           Assumes $100 invested at the closing price on December 31, 1989, in the Company's Common Stock, the S&P 500 Index, and the Peer Index, representing the S&P Financial Index (excluding the Company, and both of the government-sponsored entities: the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association). The Peer Index has been weighted based on market capitalization.

          COMPENSATION OF DIRECTORS

               Pursuant to the Company's By-Laws, the members of the Board of Directors are compensated in a manner and at a rate determined from time to time by the Board of Directors. It has been the practice of the Company since its initial public offering in 1986 to pay its outside directors in Common Stock, in order to assure that the directors have an ownership interest in the Company in common with other stockholders. Compensation of outside directors and designated honorary directors of the Company currently consists of an annual retainer of $75,000, payable in Common Stock. A director may elect to defer receipt of compensation, in which case the annual retainer will be paid entirely in shares of Common Stock. In the case of directors electing current receipt of compensation, only such portion that approximates the current tax liability incurred by the director in respect of such compensation is paid in cash, and the balance in Common Stock.

               Directors receive no additional compensation for participation on committees of the Board. Additional compensation, if any, for special assignments undertaken by directors will be determined on a case by case basis, but no such additional compensation was paid to any director in 1994. Directors who are employees of the Company or its subsidiaries do not receive any compensation for their services as directors.

          RETIREMENT PLANS

               Prior to January 1, 1994, executive officers and employees generally were eligible to participate in The Travelers Inc. Pension Plan (the "Retirement Plan") during their first year of service. Effective January 1, 1994, eligibility begins on the later of attaining age 21 or completion of one year of service. Benefits under the Retirement Plan vest after five years of service with the Company or its subsidiaries. The normal form of retirement benefit is, in the case of a married participant, a joint and survivor annuity payable over the life of the participant and his or her spouse, or in the case of an unmarried participant, an annuity payable over the participant's life. Instead of such normal form of payment, participants may elect to receive other types of annuities or a single sum payable at retirement or other termination of service.

               When expressed as a single sum payment option, benefits accrue for the first five years of covered service at an annual rate varying between .75% and 4.0% of the participant's qualifying compensation, depending upon the participant's age at the time of accrual. "Qualifying compensation" generally includes base salary (before pre-tax contributions to the Savings Plan or other benefit plans), overtime pay, commissions and bonuses. Under rules promulgated by the Internal Revenue Service (the "Service"), a ceiling of $150,000 for 1994 (subject to annual adjustment) is imposed on the amount of compensation that may be considered "qualifying compensation" under the Retirement Plan.

               During the period of the sixth through the fifteenth year of covered service, benefits accrue at an annual rate of between 1.25% and 5.0% of the participant's qualifying compensation, depending upon the participant's age at the time of accrual. After a participant has completed 15 years of covered service, benefits accrue at an annual rate varying between 1.25% and 7.0% of the participant's qualifying compensation, depending upon the participant's age at the time of accrual. There are also minimum benefits provided for under the Retirement Plan.

               Subject to the statutory maximum benefits payable by a qualified plan (as described below), a participant also accrues annually an additional amount calculated as 1.0% to 2.5% of qualifying compensation (again depending upon his or her age) for that part of qualifying compensation in excess of the amount of the Social Security wage base. There is an interest accrual added to the participant's single sum entitlement. This interest amount is determined by multiplying the prior year's single sum by a percentage determined annually by the Company.

               The Retirement Plan contains transitional provisions for employees who meet certain age and service requirements. Employees who by January 1, 1990 either had reached age 63, or had reached the age of 55 and had more than 20 years of service, and, in each case, were participants in the Retirement Plan, are eligible to retire under the provisions of the plans applicable to them prior to the effective date of the establishment of the Retirement Plan.

               The statutory maximum retirement benefit that may be paid to any one individual by a tax qualified defined benefit pension plan in 1994 is $118,800 annually. Years of service credited under the Retirement Plan to date for each of the individuals named in the Summary Compensation Table are as follows: Mr. Weill, 8 years; Mr. Lipp, 8 years; Mr. Dimon, 8 years; Mr. Greenhill, 1 year; and Mr. Plumeri, 22 years.

               The Company and certain Company subsidiaries provide certain pension benefits, in addition to the statutory maximum benefit payable under tax qualified pension plans, under non-funded, non-qualified retirement benefit equalization plans ("RBEPs"). The benefits payable under RBEPs are unfunded, and will come from the general assets of each plan's sponsor. In 1993, the Committee amended the RBEPs in two respects: first, to exclude certain executives of the Company and its subsidiaries (including each of the persons named in the Summary Compensation Table) and employees of certain subsidiaries from further participation in the RBEPs, and second, to limit the compensation covered by such plans to a fixed amount of $300,000 (equal to twice the 1994 statutory maximum qualifying compensation without giving effect to any future adjustments) less amounts covered by the Retirement Plan, thereby limiting benefits payable under the RBEPs to all participants. No benefits were accrued in 1994 under any of the RBEPs for the account of each of the persons named in the Summary Compensation Table.

               Effective at the end of 1993, the Committee also froze benefits payable under the Company's Supplemental Retirement Plan ("SERP") covering supplemental retirement benefits to designated senior executives of the Company and its subsidiaries. At that time, 24 individuals were SERP participants, including each of the individuals named in the Summary Compensation Table other than Mr. Plumeri. The maximum benefit payable under SERP is also reduced by any benefits payable under the Retirement Plan (or its predecessor plans, if applicable), under any applicable RBEP, under any other Company or subsidiary sponsored qualified or non-qualified defined benefit or defined contribution pension plan (other than the Savings Plan or other 401(k) plans), and under the Social Security benefit program.

               Estimated annual benefits under the three benefit plans of the Company for the five executive officers named in the Summary Compensation Table using the applicable formulas under the Retirement Plan and the frozen RBEP and SERP Plans and assuming their retirement at age 65, would be as follows: Mr. Weill, $622,522; Mr. Lipp, $293,616; Mr. Dimon, $245,484; Mr. Greenhill,
          $134,672; and Mr. Plumeri, $168,962 (Mr. Plumeri's annuity under the Retirement Plan includes accrued annuity transferred from the retirement plan of Shearson Lehman Brothers Holdings, Inc).
          These estimates were calculated assuming that the interest accrual was 8% for 1989 through 1991, and 6% for 1992 through 1993 and 5.5% for 1994 and thereafter until the participant retires at the age of 65, and that the current salary of the participant, the 1994 dollar ceiling on qualifying compensation (which was set by legislation adopted in 1993 at $150,000 annually), the 1994 Social Security wage base and the current regulatory formula to convert lump-sum payments to annual annuity figures each remains unchanged.

          EMPLOYMENT PROTECTION AGREEMENTS

               The Company has entered into employment protection agreements with certain of its executive officers. Under the agreement with Mr. Weill, the Company agrees to employ Mr. Weill as its Chief Executive Officer (and Mr. Weill agrees to serve in such capacity) with an annual salary, incentive participation and employee benefits as determined from time to time by the Company's Board of Directors. The agreement contains automatic one-year renewals (unless notice of nonrenewal is given by either party).

          In the event of his termination of employment without cause, the agreement provides that Mr. Weill will be paid and entitled to receive other employee benefits (as in effect at the termination date) through the remaining term of the agreement and will be entitled to two years additional vesting and exercise of his stock options (and a cash payment based on the value of any portion of the stock options that would not vest within such additional period). During such period of continuing payments and stock option vesting and exercise, Mr. Weill would be subject to a noncompetition agreement in favor of the Company.

               Mr. Greenhill entered into an employment agreement dated June 23, 1993 under which he agreed to serve as Chairman of the Board and Chief Executive Officer of SB Holdings. The agreement, as amended to date, has a term of seven years and provides for annual compensation based upon a percentage of the consolidated after-tax earnings of SB Holdings and its subsidiaries and certain designated Company subsidiaries. Under the agreement, Mr. Greenhill was granted an option to purchase 1,333,333 shares of the Company's Common Stock at an option price of the then-current market price of $34.50 per share (all share numbers and prices in this paragraph have been restated for the subsequent stock split in August 1993). The option has a ten year life and vests at a rate of 20% per year on the anniversary date of the grant. If Mr. Greenhill's employment is terminated because of his death or disability, by Smith Barney without cause (as defined in the agreement), by Mr. Greenhill if Smith Barney is in material breach of the agreement, or at the end of the term of the agreement, that portion of the option that was exercisable on or within two years after the termination date will remain exercisable during such two-year period, and Mr. Greenhill will be entitled to receive a cash payment for the shares covered by the unexercisable portion of the option. Mr. Greenhill also received a grant of 533,333 shares of restricted stock, vesting at a rate of 20% per year on the anniversary of the grant date. If Mr. Greenhill's employment terminates under the circumstances described above, the restricted stock grant will also be subject to continued vesting during the two-year period following such termination, and Mr. Greenhill will be entitled to a cash payment with respect to unvested shares. Mr. Greenhill is entitled to receive compensation payments calculated for various circumstances under which his employment may terminate. During any period after termination in which he receives compensation under the terms of the agreement, Mr. Greenhill will be subject to a prohibition on hiring certain former employees of Smith Barney and its subsidiaries.

               Mr. Plumeri is a party to an employment agreement with Smith Barney, a subsidiary of the Company. Under an amendment to the agreement, he has agreed to serve as Vice Chairman of the Company through July 30, 1996. Under the agreement, Mr. Plumeri is entitled to an annual base salary and consideration for an annual discretionary bonus under the Compensation Plan (or, in the event that Mr. Weill ceases to be chief executive officer of the Company during the term of the agreement, to specified levels of bonus payments). The agreement provides that Mr. Plumeri will participate in the CAP Plan, will be reimbursed for the cost of certain life insurance and will be entitled to participate in other employee benefit plans generally available to senior executives. The agreement also provides that Mr. Plumeri will be entitled to specified payments in the event Mr. Plumeri's employment is terminated. Under the terms of the agreement, Mr. Plumeri received option grants under the Option Plan which are reflected in the table of Option Grants above. During any period after termination in which he receives compensation under the terms of the agreement, Mr. Plumeri will be subject to a prohibition on hiring certain former employees of the Company and its subsidiaries.

          CERTAIN INDEBTEDNESS

               Certain executive officers have from time to time, including periods during 1994, incurred indebtedness to Smith Barney, a wholly owned subsidiary of the Company and a registered broker-dealer, on margin loans against securities accounts with Smith Barney. Such margin loans were made in the ordinary course of Smith Barney's business, were made on substantially the same terms (including interest rates and collateral) as those prevailing for comparable transactions for other persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

          CERTAIN TRANSACTIONS

               Pursuant to the terms of his employment agreement, Mr. Greenhill is entitled to be reimbursed for use of personal aircraft for company business at an arms' length rate charged for air charter by an unaffiliated third party. In addition, the Company has engaged two aircraft companies of which Mr. Greenhill is the sole stockholder for travel by other Company executives for company business at the same arms' length rate. During 1994, such reimbursements totalled approximately $965,000.


                                       ITEM 2:

                              AMENDMENT TO THE COMPANY'S
                             CERTIFICATE OF INCORPORATION


               The Board of Directors of the Company has unanimously adopted a proposed amendment to Article FIRST of the Company's Restated Certificate of Incorporation and recommended that such amendment be submitted to the stockholders of the Company for approval and adoption. The proposed amendment would change the name of the Company to Travelers Group Inc. following approval by the stockholders. A copy of Article FIRST as proposed to be amended is attached hereto as Annex A.

               The Board of Directors believes that the new name will better emphasize the multiple services provided by the Company and its subsidiaries.

               If approved, the proposed amendment to Article FIRST would become effective upon the filing with the Secretary of State of the State of Delaware of a Certificate of Amendment to the Company's Restated Certificate of Incorporation, which filing is expected to take place shortly after approval by the stockholders. The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock and Series C Preferred Stock entitled to vote at the meeting is required to adopt the proposed amendment to Article FIRST.

          RECOMMENDATION

               THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR
                                                                        ---
          THE PROPOSED AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY'S NAME. Assuming the presence of a quorum, the affirmative vote of a majority of the votes entitled to be cast at the Annual Meeting by the holders of all of the outstanding shares of Common Stock and Series C Preferred Stock, voting as a single class, is required to adopt the proposed amendment to the Company's Restated Certificate of Incorporation. Under applicable Delaware law, in determining whether this item has received the requisite number of affirmative votes, abstentions and broker nonvotes will be counted and will have the same effect as a vote against this item.

                                       ITEM 3:

                        RATIFICATION OF SELECTION OF AUDITORS


               The Board of Directors has selected KPMG Peat Marwick LLP ("Peat Marwick") as the independent auditors of the Company for 1995. Peat Marwick has served as the independent auditors of the Company and its predecessors since 1969. Arrangements have been made for a representative of Peat Marwick to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate stockholder questions.

          RECOMMENDATION

               THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR
                                                                        ---
          RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 1995. Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock and Series C Preferred Stock present and entitled to vote on this item at the Annual Meeting, voting as a single class, is required to ratify the selection of the Company's auditors. Under applicable Delaware law, in determining whether this item has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against this item.


                                 STOCKHOLDER PROPOSAL

               The Company has been advised by one holder of Common Stock of its intention to introduce at the Annual Meeting the proposal and supporting statement set forth below. The Board of Directors disclaims any responsibility for the content of the proposal and for the statement made in support thereof, which are presented as received from the stockholder.


                                       ITEM 4:

              STOCKHOLDER PROPOSAL REGARDING NATIONAL HEALTH CARE REFORM

               Mr. Jack F. Moore, Secretary of the Board of Trustees of the National Electrical Benefit Fund, 1125 15th Street, N.W., Washington, D.C. 20005, the holder of 70,900 shares of Common Stock, has notified the Company that he intends to present the following proposal at the Annual Meeting:


                    RESOLVED:

                         That the shareholders of Travelers'
                    Corporation ("Company") urge our board of directors to examine the Company's position on the important public policy issue of national health care reform. From this examination, the board of directors will produce a written report that describes how the public policy positions our Company is advocating on national health care reform will effect the economic, social and personal welfare of our Company's shareholders, workers, customers, suppliers, the communities in which we do business, and the nation as a whole. The report shall also disclose the scope and the cost of the Company's national health care reform advocacy activities since 1991.

                         The report shall exclude any proprietary
                    information, be prepared at reasonable cost, not impose an undue burden on company employees, and be available to shareholders within six months after the 1995 annual meeting of shareholders.



                                 SUPPORTING STATEMENT

                         National health care reform has been the
                    pre-eminent public policy issue over the past four years. Today's health care system has produced 50 million Americans with inadequate insurance and 37 million Americans with no insurance at all. The inability of the current health care system to provide universal coverage has produced great personal hardships, billions of dollars per year in uncompensated care, and an upward cost spiral that threatens the competitiveness and profitability of our Company and many other American businesses.

                         Travelers' management has decided to
                    publicly participate in the national health care debate. Travelers is a member of the steering committee of HEAL -- the Health Care Equity Action League. HEAL's public policy positions include:

                         -    the creation of a
                              standard benefits package
                              by the Federal
                              government, "in
                              consultation with states,
                              localities, businesses,
                              labor, insurers and
                              providers."

                         -    the taxation of employee
                              health care benefits that
                              exceed "the cost of a
                              standard health care
                              benefit package when it
                              is established" as a way
                              to control health care
                              costs.

                         -    opposition to employer
                              mandates, payroll taxes
                              to finance health care
                              premiums, and government
                              price controls.

                         Travelers' health care reform proposal
                    is highly controversial.  Particularly,
                    attempting to control costs through the
                    taxation of employee health benefits. Such a policy could create a large tax burden for our Company's employees, customers, and working families in America.

                         We strongly believe that prior to
                    getting our Company involved in a politically contentious, ideologically charged national public policy debate, such as health care reform, our Company's board of directors has a responsibility to examine the impact of the various national health care reform proposals on our Company's shareholders, workers and other corporate constituencies and disclose those findings to shareholders. We believe thorough analysis and timely disclosure prior to entering into public policy debates helps insure that our Company acts responsibly.


                     BOARD OF DIRECTORS' STATEMENT IN OPPOSITION
                             TO THE STOCKHOLDER PROPOSAL

               As the owner of insurance companies providing health care insurance and as an employer providing health insurance to its employees, the Company has in the past and continues now to actively study and participate in the development of policy with respect to health care. The Company participates, both directly and through health care reform coalitions to support efforts to enact reforms. The Company also helps various groups of clients, agents, employees and shareholders to learn about and express their opinions on various reform proposals.

               In light of the Company's on-going activities, the Board of Directors views the proponent's proposal that the Board of Directors examine the Company's policies with respect to health care as a redundancy and that the time and expense required to research, prepare and distribute a report would be a wasteful and inappropriate use of corporate resources.

          RECOMMENDATION

               THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE FOREGOING STOCKHOLDER PROPOSAL. Proxies solicited by
          -------
          the Board of Directors will be so voted unless stockholders specify otherwise. Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock and Series C Preferred Stock present and entitled to vote on this item at the Annual Meeting, voting as a single class, is required to adopt the stockholder proposal. Under applicable Delaware law, in determining whether this item has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against this item.

                              COST OF SOLICITING PROXIES

               The cost of soliciting proxies and the cost of the Annual Meeting will be borne by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by personal interview, telephone and similar means by directors, officers or employees of the Company, none of whom will be specially compensated for such activities. The Company also intends to request that brokers, banks and other nominees solicit proxies from their principals and will pay such brokers, banks and other nominees certain expenses incurred by them for such activities. The Company has retained Georgeson & Company, Inc., a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $8,500, plus reimbursement of certain out-of-pocket expenses.


                      SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

               Any stockholder who intends to present a proposal at the next Annual Meeting of Stockholders and who wishes such proposal to be included in the Proxy Statement for that meeting must submit such proposal in writing to the Secretary of the Company, at the address set forth on the first page of this Proxy Statement, and such proposal must be received on or before December 1, 1995.


                                    OTHER MATTERS

               The Board of Directors and management of the Company know of no other matters to be brought before the Annual Meeting. If other matters should arise at the Annual Meeting, shares represented by proxies will be voted at the discretion of the proxy holder.

                                       ANNEX A



                    It is proposed that Article FIRST of the Restated Certificate of Incorporation of The Travelers Inc. be amended to read in its entirety as set forth below:

                    FIRST:  The name of the Corporation is:

                               TRAVELERS GROUP INC.

  P

  R                              PRELIMINARY COPY

  O                             THE TRAVELERS INC.
                PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
  X                OF THE TRAVELERS INC. FOR THE ANNUAL MEETING
                                  APRIL 26, 1995
  Y


  The undersigned hereby constitutes and appoints Sanford I. Weill, James Dimon and Charles O. Prince, III, and each of them his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of The Travelers Inc. (the "Company") to be held at Carnegie Hall, 881 Seventh Avenue, New York, New York on Wednesday, April 26, 1995 at 10:00 a.m. local time, and at any adjournments or postponements thereof, on all matters properly coming before said Annual Meeting, including but not limited to the following matters:

       1. Proposal to elect one class of directors (consisting of five directors: Edward H. Budd, Joseph A. Califano, Jr., James Dimon, Ann Dibble Jordan and Frank J. Tasco) to a three year term.

       2. Proposal to amend the Certificate of Incorporation of The Travelers Inc. to change the corporate name to Travelers Group Inc.

       3. Proposal to ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors for 1995.

       4. Proposal submitted by a stockholder which proposal is opposed by the Board of Directors.

  If shares of The Travelers Inc. Common Stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares (any of such plans, a "Voting Plan"), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of The Travelers Inc. Common Stock in the undersigned's name and/or account under such Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters described above and on the reverse.

       You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Your proxy cannot be voted unless you sign, date and return this card.
                                SEE REVERSE SIDE

  /X/  Please mark votes
       as in this example


  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3, AGAINST PROPOSAL 4 AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES (OR, IN THE CASE OF A VOTING PLAN, WILL BE VOTED IN THE DISCRETION OF THE PLAN TRUSTEE OR ADMINISTRATOR) UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.


                  The Board of Directors  recommends
       a vote FOR proposals 1,2, and 3 and AGAINST proposal 4

   1.  Election of Directors (see reverse)          FOR         WITHHELD
                                                    [ ]           [ ]

       (the Board of Directors recommends
        a vote FOR this proposal)

       [ ] FOR, except vote WITHHELD from
           the following nominee(s):


       --------------------------------------



   2.  Change corporate name (see reverse)        FOR    AGAINST    ABSTAIN
                                                  [ ]      [ ]        [ ]

       (the Board of Directors recommends
        a vote FOR this proposal)

   3.  Ratification of auditors (see reverse)     FOR    AGAINST    ABSTAIN
                                                  [ ]      [ ]        [ ]
       (the Board of Directors recommends
        a vote FOR this proposal)

   4.  Stockholder proposal (see reverse)         FOR    AGAINST    ABSTAIN
                                                  [ ]      [ ]        [ ]
       (the Board of Directors recommends
        a vote AGAINST this proposal)



                                     The signer(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement.

                                     The signer(s) hereby revoke(s) all proxies heretofore given by the signer(s) to vote at said Meeting and any adjournments or postponements thereof.

                                     NOTE:  PLEASE SIGN EXACTLY AS NAME
                                     APPEARS HEREIN.  JOINT OWNERS SHOULD EACH
                                     SIGN.  WHEN SIGNING AS ATTORNEY,  EXECUTOR,
                                     ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE
                                     GIVE FULL TITLE AS SUCH.


                                     _______________________________________

                                     _______________________________________
                                     Signature                      Date